Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Kate Cox 203-352-8630
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. Reports Q2 Results
STAMFORD, Conn., December 5, 2006 — World Wrestling Entertainment, Inc., (NYSE:WWE) today announced financial results for its second fiscal quarter ended October 27, 2006. Revenues totaled $96.2 million as compared to $88.9 million in the prior year quarter and operating income was $11.7 million as compared to $18.9 million in the prior year quarter. The Company reported net income of $10.4 million, or $0.15 per share, as compared to $11.7 million, or $0.17 per share, in the prior year quarter.
“We are very pleased with our revenue growth in the current quarter,” stated Linda McMahon, Chief Executive Officer. “This reflects the continued expansion of our home video and digital media businesses along with increased attendance at our live events.”
“We accomplished several operational objectives in the second fiscal quarter that are important for our continued development. We launched Friday Night SmackDown® on the new CW network, allowing us to broadcast into three million additional homes domestically. We successfully released our second feature film, The Marine, in October and the results are firmly in line with our expectations. We have also positioned our home video business for long-term growth by securing a new distribution deal,” continued Mrs. McMahon.
Comparability of Quarters
The current quarter reflects the absence of all domestic cable advertising revenues under our arrangement with USA Network, which accounted for revenues of approximately $5.6 million in the prior year quarter. Our effective tax rate in the current quarter was significantly lower as a result of a beneficial settlement of a state and local tax audit. The prior year quarter also included approximately $3.4 million in positive legal settlements.
Results By Business Segment for the 2nd Quarter
We modified our business segment reporting to include four reportable segments in the fourth quarter of Fiscal 2006. Results from the prior year have been adjusted for comparability to the new segment reporting structure. Based on our decision to change the financial reporting to a calendar year basis, we are currently in an eight month transition period from May 1, 2006 through December 31, 2006. Consequently, this quarter is referred to as Q2 of the 2006 transition period.
The following chart reflects net revenues and profit contribution by segment for the three months ended October 27, 2006 and October 28, 2005. (Dollars in millions)

	October 27,	October 28,
	2006	2005
Net Revenues
Live and Televised Entertainment	$64.3	$63.0
Consumer Products	25.4	21.6
Digital Media	6.5	4.3
WWE Films	—	—

Total	$96.2	$88.9

	October 27,	October 28,
	2006	2005
Profit Contribution
Live and Televised Entertainment	$23.0	$26.6
Consumer Products	13.1	13.2
Digital Media	2.3	1.8
WWE Films	—	—

Total profit contribution	$38.4	$41.6

Profit contribution margin	40%	47%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $64.3 million for the current quarter as compared to $63.0 million in the prior year quarter, a 2% increase.
•	Pay-Per-View revenues were $18.6 million as compared to $18.8 million in the prior year quarter. There were three Pay-Per-View events produced in each quarter.
The details for the number of buys (in 000’s) are as follows:

Event	Q2 Transition 06	Q2 F06
SummerSlam®	528	534
Unforgiven®	290	225
No Mercy®	195	219

	1,013	978

Prior events	87	312

Total	1,100	1,290

•	Beginning in Q1 of the 2006 Transition Period, the North American retail price of our Pay-Per-View events was increased by $5.00 to $39.95 in order to bring the price more in line with similar live events.
•	International buys comprised approximately 36% of total buys in the current quarter as compared to 40% of total buys in the prior year quarter.

•	Live Event revenues were $17.6 million as compared to $13.0 million in the prior year quarter, primarily due to the timing of our international tours.
•	There were 101 events, including 11 international events and 27 ECW® branded events, during the current quarter. In the prior year, there were 78 events, including only 2 international events.
•	International events generated approximately $4.6 million in the current quarter as compared to $1.3 million in the prior year quarter.
•	North American average attendance was approximately 4,000 in the current quarter as compared to 4,300 in the prior year quarter. Excluding the ECW events, our North American average attendance was 5,200 as compared to 4,300 in the prior year. The ECW live events generated approximately $0.8 million with an average ticket price of approximately $25.00 and average attendance of approximately 1,200.
•	Venue Merchandise revenues were $4.2 million as compared to $3.0 million in the second quarter of last year, primarily reflecting the increase in North American attendance. Also, the venue merchandise per capita spending by our fans increased by approximately $1.40 to $11.20 in the current quarter.
•	Television Rights Fees revenues were $21.8 million as compared to $20.4 million in the prior year quarter. This increase is primarily due to the rights fees received from our ECW telecasts.
•	Television Advertising revenues were $1.5 million as compared to $7.7 million in the prior year quarter. This decline was due to our television distribution agreement with USA Network, which became effective in October 2005. Due to this change, we no longer participate in domestic television advertising sales. Advertising revenues in the current quarter include sales of advertising on our Canadian television programs.
Consumer Products
Revenues from our Consumer Products businesses were $25.4 million versus $21.6 million in the prior year quarter, an 18% increase.
•	Home Video net revenues were $14.5 million as compared to $11.9 million in the prior year quarter, reflecting a 67% increase in gross DVD units sold. Our Hulk Hogan: The Ultimate Anthology 3-disc DVD sold approximately 200,000 gross units in the current year quarter. Other successful titles released in the current quarter included McMahon, a 2-disc DVD which chronicles infamous moments of the WWE Chairman and a 3-disc title, The History of the WWE Championship.
•	Licensing revenues were $7.3 million as compared to $6.4 million in the prior year quarter, reflecting increases in novelty and music related sales.

•	Magazine publishing net revenues were $3.4 million as compared to $3.1 million in the prior year quarter. Beginning in July 2006, we began publishing WWE® Magazine, which replaced our two former magazines, Raw® and SmackDown®. There were five issues of the WWE Magazine published in the current quarter as compared to eight combined Raw and SmackDown magazines published in the prior year quarter.
Digital Media
Revenues from our Digital Media related businesses were $6.5 million as compared to $4.3 million in the prior year quarter, a 51% increase.
•	WWE.com revenues were $2.7 million as compared to $2.3 million in the prior year quarter, reflecting additional revenues from advertising.
•	WWEShop revenues were $3.6 million as compared to $1.6 million in the prior year quarter, primarily due to a 99% increase in the number of orders processed during the current quarter. The average amount paid by our customers per order increased by approximately $5.00 to $51.00 in the current quarter.
WWE Films
Our second feature film, The Marine, was released on October 13th and generated approximately $18.5 million in gross domestic box office receipts to date and is currently being distributed in international theatrical markets. Our first featured film, See No Evil, was released domestically on DVD on November 28, 2006. During the current quarter we incurred approximately $4.1 million in capitalized production costs for our third feature film, The Condemned. Currently, we have $18.0 million in capitalized feature film production assets related to The Condemned. WWE does not participate in any revenues associated with these film projects until the print and advertising costs incurred by our distributors have been recouped. Accordingly, no revenues have been recorded in the current quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $38.4 million as compared to $41.6 million in the prior year quarter. Total profit contribution margin was approximately 40% for the current quarter as compared to 47% for the prior year quarter. The decline in the profit contribution is due in part to the absence of domestic television advertising revenues in our Live and Televised Entertainment segment and the increase of revenues from businesses with lower profit margins than advertising, such as live events and venue merchandise.
Selling, general and administrative expenses
SG&A expenses were $24.6 million for the current quarter as compared to $19.9 million in the prior year quarter. The prior year quarter included approximately $3.4 million in positive legal settlements.

EBITDA
EBITDA was approximately $13.7 million in the current quarter as compared to $21.7 million in the prior year quarter.
Summary Results for the Six Months Ended
Total revenues through the six months ended October 27, 2006 were $189.5 million as compared to $182.7 million in the prior year period. Operating income for the current period was $27.3 million versus $34.7million in the prior year period. Net income was $21.7 million, or $0.30 per share, as compared to $22.9 million, or $0.33 per share, in the prior year period. EBITDA was $31.2 million for the current six month period as compared to $40.2 million in the prior year period. As discussed above, prior year operating income includes approximately $3.4 million in positive legal settlements.
The following chart reflects net revenues and profit contribution by segment for the six months ended October 27, 2006 and October 28, 2006. (Dollars in millions)

	October 27,	October 28,
	2006	2005
Net Revenues
Live and Televised Entertainment	$128.7	$134.9
Consumer Products	48.7	39.8
Digital Media	12.1	8.0
WWE Films	—	—

Total	$189.5	$182.7

	October 27,	October 28,
	2006	2005
Profit Contribution
Live and Televised Entertainment	$48.2	$56.3
Consumer Products	26.2	23.6
Digital Media	4.0	3.0
WWE Films	—	—

Total profit contribution	$78.4	$82.9

Profit contribution margin	41%	45%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $128.7 million for the current period as compared to $134.9 million in the prior year, a 5% decrease primarily reflecting the absence of domestic cable advertising revenues.

	Transition 2006	FY2006

Pay-Per-View	$38.4	$40.4
Live Events	$33.4	$29.5
Venue Merchandise	$9.0	$6.2
Television Rights Fees.	$44.0	$40.4
Television Advertising.	$2.6	$18.1
WWE 24/7	$1.3	$0.2

Consumer Products
Revenues from our Consumer Products businesses were $48.7 million versus $39.8 million in the prior year, an increase of 22%.

	Transition 2006	FY2006
Home Video	$29.0	$20.4
Licensing	$12.9	$13.9
Magazine Publishing.	$6.5	$5.3
Digital Media
Revenues from our Digital Media related businesses were $12.1 million as compared to $8.0 million in the prior year, an increase of 51%.

	Transition 2006	FY2006
WWE.com	$4.9	$4.1
WWE Shop	$6.9	$3.4
Cash Flows
Net cash provided by continuing operations was $9.3 million for the six months ended October 27, 2006, as compared to $41.7 million for the prior year period. In the current year period we spent approximately $16.7 million on the production of feature films and approximately $1.6 million for the purchase of additional film libraries.
Change in Fiscal Year
As previously disclosed, the Company will switch to a calendar year basis beginning with calendar year 2007. Our next report to be issued will be for the period of the eight months ended December 31, 2006.
Transition Period Outlook
We continue to expect the results of our 2006 transition period to be approximately even with the $30 million of Net Income and $0.43 EPS from continuing operations in the comparable prior year period.
Note: World Wrestling Entertainment, Inc. will host a conference call on December 5, 2006 at 11:00 a.m. ET to discuss the Company’s first quarter earnings results for the 2006 transition period. All interested parties can access the conference call by dialing 800-862-9098 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. THE MARINE and THE CONDEMNED are trademarks of WWE Films, Inc. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2006	2005	2006	2005

Net revenues	$96,236	$88,933	$189,503	$182,745

Cost of revenues	57,882	47,305	111,148	99,806
Selling, general and administrative expenses	24,642	19,919	47,150	42,734
Depreciation and amortization	2,026	2,781	3,886	5,477

Operating income	11,686	18,928	27,319	34,728

Investment income, net	2,541	1,397	5,027	3,270
Interest expense	134	149	271	302
Other income (expense), net	559	(138)	63	(211)

Income before income taxes	14,652	20,038	32,138	37,485

Provision for income taxes	4,256	8,362	10,440	14,631

Income from continuing operations	10,396	11,676	21,698	22,854

Discontinued operations:
Income from discontinued operations, net of tax	—	26	—	28

Net income	$10,396	$11,702	$21,698	$22,882

Earnings per share — Basic:
Continuing operations	$0.15	$0.17	$0.31	$0.33

Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$0.15	$0.17	$0.31	$0.33

Earnings per share — Diluted:
Continuing operations	$0.15	$0.17	$0.30	$0.33

Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$0.15	$0.17	$0.30	$0.33

Weighted average common shares outstanding:
Basic	70,950	69,016	70,839	68,994

Diluted	71,559	70,069	71,476	69,888

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	October 27,	April 30,
	2006	2006

ASSETS

CURRENT ASSETS:

Cash and equivalents	$119,873	$175,203
Short-term investments	134,426	105,655
Accounts receivable, net	55,473	67,775
Inventory, net	3,373	1,788
Prepaid expenses and other current assets	14,361	11,140
Assets of discontinued operations	466	457

Total current assets	327,972	362,018

PROPERTY AND EQUIPMENT, NET	68,009	67,570

FEATURE FILM PRODUCTION ASSETS	52,827	36,094

INTANGIBLE ASSETS, NET	2,513	1,461

OTHER ASSETS	14,041	12,247

TOTAL ASSETS	$465,362	$479,390

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$851	$817
Accounts payable	14,767	19,826
Accrued expenses and other liabilities	33,918	36,017
Deferred income	18,418	19,874
Liabilities of discontinued operations	298	294

Total current liabilities	68,252	76,828

LONG-TERM DEBT	5,948	6,381

STOCKHOLDERS’ EQUITY:
Class A common stock	231	227
Class B common stock	479	479
Additional paid-in capital	284,837	277,693
Accumulated other comprehensive income	889	355
Retained earnings	104,726	117,427

Total stockholders’ equity	391,162	396,181

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$465,362	$479,390

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	October 27,	October 28,
	2006	2005

OPERATING ACTIVITIES:
Net income	$21,698	$22,882
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	—	(28)
Revaluation of warrants	(548)	(756)
Depreciation and amortization	3,886	5,477
Realized loss on sale of investments	—	791
Amortization of investment income	(247)	(609)
Stock compensation costs	3,501	1,692
Provision for doubtful accounts	78	399
Provision for inventory obsolescence	1,105	606
(Benefit) provision for deferred income taxes	(1,137)	247
Changes in assets and liabilities:
Accounts receivable	12,225	10,891
Inventory	(2,690)	(1,383)
Prepaid expenses and other assets	(3,221)	(5,957)
Feature film production assets	(16,733)	(4,462)
Accounts payable	(5,059)	(732)
Accrued expenses and other liabilities	(2,359)	13,923
Deferred income	(1,209)	(1,303)

Net cash provided by continuing operations	9,290	41,678
Net cash provided by discontinued operations	—	184

Net cash provided by operating activities	9,290	41,862

INVESTING ACTIVITIES:
Purchase of property and equipment	(3,742)	(5,847)
Purchase of film library assets	(1,635)	—
Purchase of short-term investments	(46,907)	(16,636)
Proceeds from sales of maturities of short-term investments, net.	17,850	62,643

Net cash (used in) provided by continuing operations	(34,434)	40,160
Net cash used in discontinued operations	—	—

Net cash(used in) provided by investing activities	(34,434)	40,160

FINANCING ACTIVITIES:
Repayments of long-term debt	(400)	(370)
Dividends paid	(33,979)	(16,554)
Issuance of stock, net	291	238
Proceeds from exercise of stock options	3,274	1,477
Excess tax benefits from stock-based payment arrangements	628	—

Net cash used in continuing operations	(30,186)	(15,209)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(30,186)	(15,209)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(55,330)	66,813
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	175,203	56,568

CASH AND CASH EQUIVALENTS, END OF PERIOD	$119,873	$123,381

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2006	2005	2006	2005

Net income reported on GAAP basis	$10,396	$11,702	$21,698	$22,882

Income from discontinued operations, net of tax	—	(26)	—	(28)
Provision for income taxes	4,256	8,362	10,440	14,631

Interest income and other, net	(2,966)	(1,110)	(4,819)	(2,757)

Depreciation and amortization	2,026	2,781	3,886	5,477

EBITDA	$13,712	$21,709	$31,205	$40,205

Non-GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2006	2005	2006	2005

Net cash provided by continuing operations	$6,930	$20,057	$9,290	$41,678

Less cash provided for capital expenditures:

Purchase of property and equipment	(1,852)	(5,592)	(3,742)	(5,847)
Purchase of other film library assets	(101)	—	(1,635)	—

Free Cash Flow	$4,977	$14,465	$3,913	$35,831

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.